FEDERAL SIGNAL
Moves. Cleans. Protects.

1415 West 22nd Street
Oak Brook, Illinois 60523
630.954.2000
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Federal Signal to Expand its Specialty Vehicle Platform by Executing Agreement to Acquire TowHaul Corporation

OAK BROOK, Illinois, September 7, 2022 — Federal Signal Corporation (NYSE: FSS) (the "Company"), a leader in environmental and safety solutions, today announced the signing of a definitive agreement to acquire substantially all the assets and operations of TowHaul Corporation ("TowHaul"), a leading manufacturer of off-road towing and hauling equipment, for cash consideration of $46.1 million, subject to post-closing adjustments. The purchase price includes the acquisition of TowHaul's manufacturing facility in Belgrade, Montana.

For over 40 years, TowHaul has been dedicated to designing and manufacturing the most reliable, efficient and adaptable heavy-duty, off-road specialty metal extraction support equipment, including its signature front- and rear-loading lowboy trailers, multi-purpose gooseneck equipment, dragline bucket transporters, and road-conditioning trucks.

TowHaul's patented equipment designs, depth of product knowledge, understanding of its customers' specific requirements, and excellent track record have allowed it to establish a leading position in the industry. TowHaul also supports the recurring aftermarket needs of its customers through parts and service offerings, which represent approximately 35% of its annual revenues.

"The acquisition further bolsters our position as an industry-leading diversified industrial manufacturer of specialized vehicles for maintenance and infrastructure markets with leading brands of premium, value-adding products, and a strong supporting aftermarket platform," said Jennifer L. Sherman, President and Chief Executive Officer. "The combination of TowHaul with Ground Force Worldwide, which we acquired in October last year, allows us to serve our shared, global customer base with a broader range of world-class products and solutions. It also creates a platform that is well-positioned to capitalize on a number of tailwinds expected to drive future growth, including robust industrial activity, vehicle electrification, and other green initiatives. We are excited to welcome TowHaul's talented team members to the Federal Signal family."

"We are thrilled to be joining forces with Federal Signal and believe the combination of our two teams represents a natural cultural fit, with both companies exhibiting a shared vision of developing and maintaining strong local community connections," said Kim Wild, Chief Executive Officer and Owner, TowHaul.

The Company anticipates completing the transaction during the fourth quarter of 2022, subject to customary closing conditions, and expects the acquisition to be accretive in 2023.

About Federal Signal

Federal Signal Corporation (NYSE: FSS) builds and delivers equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. Founded in 1901, Federal Signal is a leading global designer, manufacturer and supplier of products and total solutions that serve municipal, governmental, industrial and commercial customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates two groups: Environmental Solutions and Safety and Security Systems. For more information on Federal Signal, visit: www.federalsignal.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 This release contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward-looking statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of the coronavirus pandemic and the associated government response, risks and adverse economic effects associated with emerging geopolitical conflicts, product and price competition, supply chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in filings with the Securities and Exchange Commission. Contact: Ian Hudson, Chief Financial Officer, +1-630-954-2000, ihudson@federalsignal.com